Exhibit 99.3

VASCO Data Security International, Inc.

Q2 2012 VASCO Data Security International Earnings Conference Call

Edited Transcript

July 26, 2011

CORPORATE PARTICIPANTS

T. Kendall Hunt VASCO Data Security International, Inc. - Chairman, Founder & CEO

Jochem Binst VASCO Data Security International - Director of Corporate Communications

Jan Valcke VASCO Data Security International, Inc. - President & COO

Cliff Bown VASCO Data Security International, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Brian Freed Wunderlich Securities - Analyst

Joe Maxa Dougherty & Co. - Analyst

Fred Ziegel Topeka Capital Markets - Analyst

Scott Zeller Needham & Co. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the VASCO Data Security International, Inc. Q2 2012 Earnings Conference Call. (Operator Instructions)

I would now like to turn the conference over to your host, T. Kendall Hunt, Chairman, Founder, and CEO. Please go ahead, sir.

T. Kendall Hunt - VASCO Data Security International, Inc. - Chairman, Founder & CEO

Thank you, operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt and I am the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call I would like Jochem Binst, VASCO’s Director of Corporate Communications to brief all of you on forward-looking statements.

Jochem Binst - VASCO Data Security International - Director of Corporate Communications

Thank you, Ken.

Ladies and gentlemen, statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes”, “anticipates”, “plans”, “expects” and similar words is forward-looking and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

At this time, I would turn the call back over to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thank you, Jochem.

Today we are going to review the results for second quarter 2012. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I’d like to budget one hour total for this Conference Call. If you can limit your questions to one or two, it would be appreciated.

Overall, we are very satisfied with our Q2 performance. Q2 revenues were $46.6 million, an increase of approximately 11% compared to the second quarter of 2011. Q2 2012 was our 38th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 63% of revenue, an improvement of two percentage points over the second quarter of 2011. Our operating income from continuing operations was approximately 19% of revenue for the quarter, an improvement of almost 10 percentage points over the second quarter of 2011.

At June 30, 2012, our net cash balance was $85.1 million, an increase of $648,000 over our balance at December 31st, 2011. And we had $118 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s future growth.

As I mentioned during previous calls, we have two important priorities in 2012 - number one, to fortify and enhance the strong position in our core business; number two, to develop our services business.

The result of our core business continues to be very positive. We have demonstrated with our performance in Q2 that the somewhat lower results in Q1 2012 were temporary, caused by the historical lumpiness of our banking business and manufacturing weakness due to the Chinese New Year, which reduced our available manufacturing days for the quarter. Our enterprise and application security business continues to show steady growth thanks to previous years’ investments in people and products.

We have not seen any slowing down of our core business. To the contrary, our cumulative order intake through the first six months of 2012 has been substantially stronger than the same period last year and, in fact, the strongest first six months in the Company’s history. We started the year with a backlog that was lower than last year’s. At the end of Q2, we have closed that gap completely and are well underway to reach our 2012 guidance objectives.

Through the first half of 2012, it does not appear that the sovereign debt issue in the Euro zone has been a significant impediment for VASCO’s business. Our banking business in Europe is still going strong. We have also received orders from banks in countries where the sovereign debt issue seems to be the most severe.

A motivating factor for banks in many parts of the world is the fact that Internet banking is a very low-cost and profitable application. The cost basis for Internet banking is very low, since banks can eliminate much of their investments in bricks, mortar and related staff. With VASCO, banks can offer their customers security combined with convenience. This is very appealing to many banks and their customers.

We also had excellent results from our Asia Pacific operations driven by strong growth in banking and the government sector. Cliff will give you a little more information on our revenue per region.

During Q2, we officially launched MYDIGIPASS.COM and started to address the market with our hosted consumer authentication platform, which provides convenient and secure login services to various Web applications. Currently, we have over 200 websites testing, integrating and/or using MYDIGIPASS.COM. I believe that this is an impressive number, considering the fact that we launched the platform in April of this year. Going forward, we will take numerous actions to make MYDIGIPASS.COM even more attractive for end users and websites, including localized and translated versions of the portal, new options, functionalities and more.

In 2012, we will concentrate on building a critical mass of MYDIGIPASS.COM-enabled websites and activated end users. We believe that we will generate the first meaningful revenue for our services offering in 2013. We also expect that we will start providing additional metrics regarding the ramp of our services business as a part of our third quarter reporting process.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Thank you, Ken.

Ladies and gentlemen, the second quarter of 2012 was a very good quarter. Results are good, and the order intake stays strong. As you know, our traditional business relies on the business mix of - one, the financial market, giving us high-volume deals with lower margins; and, two, the enterprise security and application security market bringing us smaller deals with higher margins.

In Q2, our banking business was strong, and our enterprise and application security business delivered another quarter of steady growth. However, our overall gross margins were under some pressure due to our continued success in banking, which produced good revenue but lower gross margin.

As we have described before, our banking business often consists of large deals. The timing of these deals within a quarter defines whether the revenue can be recognized in that quarter. This produced the somewhat lumpy results quarter-to-quarter that we have to live with currently.

We believe, however, that VASCO’s banking business is strong and has a lot of growth potential long term. This is combined with our enterprise and application security business, which is normally smaller deals but higher gross margin. This creates a stream of orders that brings a steady, long-term growth.

Our good performance in our traditional business allows us to invest in our own growth. This includes the launch of new products and the development and marketing of our service business model.

On April the 23rd, we officially launched MYDIGIPASS.COM. We went to market immediately with a three-step approach - number one, we aim at early adopters in the online B-to-B field; number two, we use our market knowledge and the references built up in the first step to address local market leaders in the B-to-B and the paying B-to-C sectors; number three, we aim at global market-leading B-to-C Internet companies and ASPs.

Our current status is that - one, we’re having a first batch of early adopters using MYDIGIPASS.COM; two, we’re filling our pipeline with the local market leaders in B-to-B and paying B-to-C; and three, we are talking to a number of global Tier 1 companies about the implementation of MYDIGIPASS.COM.

We keep strengthening our services offering. Over the last couple of months, we strengthened the compatibility of MYDIGIPASS.COM with some of the world’s leading ecommerce platforms, such as Magento. We also enhanced the reach of our dormant DIGIPASS by announcing that Intel has implemented DIGIPASS into Ultrabook. In the future, we will keep adding to our MYDIGIPASS.COM offering, starting in the third quarter.

The second quarter of 2012 also brought us the launch of some fine new products, such as a new version of IDENTIKEY Appliance; and a strengthening of our PKI product line with the new release of CertiID Suite and DIGIPASS KEY 202.

We do not plan on hiring substantial new staff in the short term. We invested strongly in people during the last couple of years. And our goal is now to make these people successful now that they are up to speed.

Thank you.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thank you, Jan. At this time, I’d like to introduce Cliff Bown VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Thanks, Ken. And welcome to everyone on the call.

As an overall comment to the discussion today, please note that the numbers being referenced today for the second quarter and first six months of 2011 have been restated to reflect the results of DigiNotar, which was declared bankrupt in the third quarter of 2011 as the discontinued operation.

As noted earlier by Ken, revenues for the second quarter of 2012 were $46.6 million, an increase of $4.5 million or 11% from the second quarter of 2011. For the first six months, revenues were $78.9 million, an increase of $0.7 million or 1% from the comparable period in 2011. The increase in revenue in the second quarter reflected a 10% increase in the revenues from the banking market and a 17% increase in revenues from the enterprise and application security market. For the six months ended June 30th, 2012, the increase reflected a 23% increase from the enterprise and security application market, partially offset by a 3% decrease in revenues from the banking market.

It also should be noted that the comparison of revenues was impacted by changes in exchange rates of the Euro and the Australian dollar to the US dollar. We estimate that revenues were $1.7 million lower for the second quarter and $1.9 million lower for the first six months of 2012 than they would have been had the exchange rates in 2012 been the same as in 2011.

The mix of revenues for the second quarter of 2012 was 83% from the banking market and 17% from the enterprise and application security market. The mix of revenues for the six months ended June 30th, 2012 was 81% from the banking market and 19% from the enterprise and application security market. For both the second quarter and first six months of 2011, 84% of our revenue came from the banking market, and 16% of our revenue came from the enterprise and application security market.

The geographic distribution of our revenue for the first six months of 2012 was approximately 64% from Europe, 7% from the United States, 19% from Asia, and the remaining 9% from other countries. Through the first six months of 2011, approximately 74% of our revenue came from Europe, 6% from the United States, 6% from Asia, and the remaining 13% was from other countries.

We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects the businesses based on specific projects undertaken by our customers in specific time periods. As discussed previously, the majority of our revenues are sustainable and repeatable by nature, rather than recurring.

Our gross profit margins improved two to three percentage points in 2012 over 2011. Our gross profit margins were 63% and 65% of revenue for the second quarter and first six months of 2012 respectively, compared to 61% and 62% of revenue for the comparable periods in 2011.

The increase in gross profit as a percentage of revenue for the second quarter of 2012 compared to 2011 primarily reflects an increase in revenues from the enterprise and application security market as a percentage of total revenue, a decrease in the percentage of our total revenue that came from sales of card readers, and a decrease in non-product costs associated with the customization and expedited delivery of products, which were partially offset by a decrease in the gross profit margin from the application security market as a result of an increase in quantity of hardware products sold and a decrease in the gross profit margin due to the negative impact on revenue and gross profit of changes in foreign currency rates.

In addition to the factors impacting the comparison of the second quarter of 2012 to 2011, the gross profit margin for the first six months of 2012 compared to 2011 also reflects an increase in non-hardware revenues as a percentage of total revenue.

As noted earlier, revenues from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 17% and 19% of our total revenue for the second quarter and first six months of 2012 respectively; compared to 16% for both the second quarter and first six months of 2011.

Card readers, which can have a lower gross profit margin that is approximately 10 to 20 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 13% of our revenue for both the second quarter and first six months of 2012 respectively; compared to 27% and 22% for the second quarter and first six months of 2011 respectively.

The decline in gross profit margin on revenues from the enterprise and application security market for the second quarter and first six months of 2012 compared to 2011 reflected an increase in the quantity of hardware products sold. The reduction in the gross profit margin related to the larger orders is consistent with our approach to pricing, which is to offer lower average selling prices per unit for large volume purchase orders.

Non-hardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue - depending on the model and the quantity of the hardware units sold - was 20% and 24% of our revenue for the quarter and first six months of 2012 respectively; compared to approximately 20% and 21% of total revenue for the second quarter and first six months of 2011 respectively.

As noted on previous conference calls, the majority of our inventory purchases are denominated in US dollars. Also as previously noted, our sales are denominated in various currencies including the Euro and Australian dollar. As the US dollar has strengthened when compared to the Euro and Australian dollar in the same periods in the prior year, revenue from sales made in Euros and Australian dollars decrease as measured in US dollars without a corresponding change in cost of goods sold.

As noted earlier, the impact of changes in currency rates are estimated to have decreased revenue and gross margin by approximately $1.7 million and $1.9 million for the second quarter and first six months of 2012 respectively. Had the currency rates in 2012 been equal to the rates in 2011, the gross profit margin would’ve been approximately 1.3 percentage points higher for the quarter and 0.8 percentage points higher for the six months ended June 30th of 2012.

On a consolidated basis, our operating expenses for the quarter and six months ended June 30, 2012 were $20.5 million and $40.1 million respectively, a decrease of $1.2 million or 6% from the second quarter of 2011 and a increase of $0.1 million for the six months ended June 30th, 2012. The decrease in consolidated operating expenses for the second quarter of 2012 compared to the second quarter of 2011 was primarily related to the benefit of the change in currency exchange rates, partially offset by a 2% increase in average headcount and an increase in stock-based incentive plan costs.

Consolidated operating expenses for the first six months of 2012 compared to the same period in 2011 were essentially flat, as the benefit from the change in the currency rates were offset by a 3% increase in average headcount and an increase in stock-based incentive plan costs. We estimate that our operating expenses were $1.5 million and $1.8 million lower in the second quarter and first six months of 2012 respectively than in the comparable periods of 2011 due to the changes in currency exchange rates.

Operating expenses for the second quarter and first six months of 2012 included $1.2 million and $2.2 million of expenses related to stock-based incentive plan costs respectively; compared to $0.8 million and $1.3 million of stock-based incentive plan costs for the second quarter and first six months of 2011 respectively.

Operating income for the second quarter of 2012 was $9 million, an increase of $4.9 million or 122% from the $4.1 million reported for the second quarter of 2011. For the first six months, operating income was $11.2 million in 2012, an increase of $3 million or 36% from the $8.2 million reported in 2011.

Operating income as a percentage of revenue or operating margin was 19% for the second quarter and 14% for the first six months of 2012. In 2011, our operating margins were 10% for the quarter and 11% for the first six months.

We reported income tax expense of $2 million for the second quarter and $2.5 million for the first six months of 2012. The effective tax rate was 21% for both the second quarter and first six months of 2012. For 2011, the Company reported income tax expense of $1.2 million for the second quarter and $2.1 million for the first six months. The effective tax rate reported in 2011 was 26% for the second quarter and 23% for the six-month period ended June 30th.

The increase in tax expense for the second quarter and first six months is attributable to higher pretax income, partially offset by lower effective tax rate. The effective rates for both 2012 and 2011 reflect our estimate of the full-year tax rate at the end of the second quarter in each period.

The change in tax rate reflects a number of differences, including, but not limited to, our estimates of full-year pretax income at the end of the second quarter for each year, as well as a geographic distribution of where the income would be earned. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. And as pretax income decreases, the effective rate will increase.

The makeup of our workforce at June 30th, 2012 was 367 people worldwide, with 170 in sales, marketing and customer support, 142 in research and development, and 55 in general and administrative. The average headcount for the second quarter of 2012 was eight persons or 2% higher than the average headcount for the second quarter of 2011. The average headcount for the first six months of 2012 was 10 persons or 3% higher than the average headcount for the same period in 2011.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2012. Our net cash balance was $85.1 million at June 30th, 2012; a decrease of $8.3 million or 9% from $93.4 million at March 31st of 2012 and an increase of $0.6 million or 1% from the $84.5 million at December 31st of 2011. The decrease in cash from March 31st, 2012 was attributable to the strengthening of the US dollar to the Euro and most all other currencies in other countries in which we operate, and an increase in other key elements of working capital.

At June 30th, 2012, we had working capital of $118 million, an increase of $5.3 million or 5% from $112.7 million at March 31st, 2012 and an increase of $9.4 million or 9% from $108.6 million reported at December 31st, 2011. The increase in working capital for the quarter and six months ended June 30th, 2012 was primarily related to cash flow from our operations.

Thank you for your attention. I’d now like to turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thank you, Cliff.

We are pleased with the results of Q2, and we are optimistic about the remainder of the year. Both our order intake and backlog are up over last year at this time. The fundamentals do look good.

Now, guidance - we are reaffirming the guidance that we gave you during the last Conference Call. Revenue for 2012 is expected to be $175 million or more, and operating income as a percentage of revenue, excluding the amortization of purchased intangible assets for full-year 2012, is projected to be in the range of 13% to 16%.

This concludes our presentations today, and we’ll now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Brian Freed, Wunderlich Securities.

Brian Freed - Wunderlich Securities - Analyst

Good morning, and good quarter.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thanks, Brian.

Brian Freed - Wunderlich Securities - Analyst

I guess my first question really comes around your guidance and your confidence. As I look at the effect of currency on your business, looks to me like you’re fighting something in the range of a 4% to 6% headwind versus the point in time when you gave the initial guidance for better than $175 million. So in effect, on a constant currency basis, it’s an increased level of guidance. Do you feel that that’s fully supported by the order intake you’ve seen in the first six months?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Yes, we do.

Brian Freed - Wunderlich Securities - Analyst

Great.

Operator

Joe Maxa, Dougherty & Company.

Joe Maxa - Dougherty & Co. - Analyst

Thank you, and congrats on a nice quarter.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thanks, Joe.

Joe Maxa - Dougherty & Co.- Analyst

Also want to talk a little bit about the back half of the year - obviously, strong pipeline, as you mentioned. The questions I have are - are there large deals in this pipeline such as the HSBC - in that range, that could happen during this year or next year? Or is that going to -

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Well, we have large deals every year. HSBC, as an individual multi-month transaction, was very large. So we don’t have anything quite that large, but we do always have quite a few larger deals that occur during the year. We are experiencing a lot of RFP activity for deliveries in ‘13. So we’re in pretty good shape for a good year in 2012 and good activity in these RFPs for going into 2013.

Joe Maxa - Dougherty & Co. - Analyst

I see.

And should we think about the seasonality, typical seasonality in the back half, consistent with what you would expect or what you’ve seen in prior years?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Yes, I believe so. The second quarter typically is a strong quarter, following a typically down first quarter compared to the fourth quarter. Third quarter is typically weaker because of holidays in Europe. And so I think you can expect the same thing.

Joe Maxa - Dougherty & Co. - Analyst

Right.

Last question from me, on the gross margin front - given where you’re guiding, you are reiterating your op margin guidance for the full year, and then reflecting the strength you had in Q2. Should we be thinking that gross margins at 63% are really kind of the best you’re going to see as we go through the year?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Joe, that will continue to depend on the mix of the orders that come in. So depending on the size of the banking orders, and then the relative mix of banking orders to enterprise security orders, the percentage of gross margin will vary every quarter. So we can’t say 63% is it. But we’re targeting still in the mid-60% range overall, as all of those different components come together. There’s just too many variables to pin one number down.

Currency, if it continues to go in the direction it has, and the Euro appears to continue to weaken - that will also have downward pressure on our gross margin as a percent of revenue.

Joe Maxa - Dougherty & Co. - Analyst

Right.

Very good, thank you.

Operator

(Operator Instructions) Fred Ziegel, Topeka Capital Markets.

Fred Ziegel - Topeka Capital Markets - Analyst

Can you give us some framework or idea as to how much of an investment is going into the services initiative - which, obviously, if we start to see some revenues, gets alleviated next year? Can you put some framework around that?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

We’re not publishing anything in that regard, Fred. Where you would see the majority of the increase in investment is going to be in the R&D lines of our reports. And when we publish our MD&A to the 10-Q, you’ll see that the headcount this year compared to last year - and really, when you go back a little bit, it’s shown heavy growth in the R&D function in terms of headcount. We’ve also reallocated staff within the R&D function to work on services. So in addition to the incremental, we’ve reallocated.

Suffice it to say it’s several million dollars of investment in terms of annual costs. If we were to have great success with the service line, then it’ll be a very small percentage of the revenues that it’s generating. If we don’t realize that success, we can downsize the R&D to some degree, but it won’t be dollar-for-dollar of any number that we’re allocating to it today. Some of those resources would then be reallocated back into the core business.

Fred Ziegel - Topeka Capital Markets - Analyst

Thanks.

I know this has been a little hard because the enterprise business comes in kind of on a daily flow basis. But would you expect the mix - I guess, really, to tie to Joe’s question - would you expect the mix over the next couple of quarters to tilt in what direction - toward banks, or toward enterprise?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Well, for several years, we’ve had the strategy of building up our enterprise and application business. Because it’s smaller deals, much higher margins, to complement our higher-revenue, lower-margin banking business. And that strategy continues. So we have focus on that Fred, and everybody. In fact, for the last year and a half, we’ve had a particular group of people we call Direct Touch, where they are actually calling on the medium and larger-sized enterprise opportunities to do that. And we’re starting to see good traction.

So generally speaking, we would expect in our core business - and that’s banking, enterprise and application - we would expect the enterprise and application business would grow and become a larger portion of the overall core business. DIGIPASS is a Service; MYDIGIPASS.COM - that’s a totally new business.

Fred Ziegel - Topeka Capital Markets - Analyst

Right.

Is there much difference in gross margins between enterprise and application security - those two buckets?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

No, I don’t think so.

Fred Ziegel - Topeka Capital Markets - Analyst

Okay. Thanks.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

You’re welcome.

Operator

Scott Zeller, Needham & Company.

Scott Zeller - Needham & Co. - Analyst

Could you give us, Ken, a range of expectations for ‘13 on what you think the services business could turn into - even just high-level thoughts about your expectations for how material it could be as part of your business? Are we thinking low single digits of revenue? Just any thoughts at all would be helpful to us.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Yes. I would say that if you pin me down, which you have - I would say that we would be very disappointed if the services business wasn’t at least 10% or more of our overall order intake, and grow from there.

Scott Zeller - Needham & Co. - Analyst

Okay.

And I may have missed it earlier, Cliff, but the percentage of revenue from non-hardware? Think you usually disclose that.

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Yes, I did.

Scott Zeller - Needham & Co. - Analyst

Or the -

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

It was in my prepared remarks. Let me just reference back here real quick to make sure I give you the right number. Non-hardware this year was - Q2 20%, year-to-date 24%, Q2 of last year was 20%, year-to-date six months was 21%. So a three-percentage point increase on a six-month basis.

Scott Zeller - Needham & Co.- Analyst

Okay. Thank you very much.

Operator

Brian Freed, Wunderlich Securities.

Brian Freed - Wunderlich Securities - Analyst

Hey, Ken, when you look back across the quarter, there’s been a number of very high-profile password hacks with LinkedIn and Yahoo! and others. Can you talk about what impact, if any, this is having in terms of customer engagement or potential customer engagement, either for your traditional products or DIGIPASS as a Service?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Yes. Jan, would you like to address that, please?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Yes, it’s a trend that we see the last years about identity theft. It’s coming also more and more in the media, where they’re alerting the consumer so that they can protect themselves. I think that’s - business-wise, of course, that’s excellent for us, certainly, that the media is reporting that. And basically, that has been the base of the - let’s say the business model that we have created a couple of years ago around DIGIPASS as a Service, and from that, MYDIGIPASS.COM to answer those needs from the consumer that wants to protect themselves if they’re doing transactions. So yes, this is, let’s say, good for future-oriented business for us.

Brian Freed - Wunderlich Securities - Analyst

And have there been any specific interactions with any of the large Internet vendors or with the folks who’ve actually seen password hacks on their systems as a result?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Brian, I don’t think we can name anybody specifically. But you can rest assured that the sales organization is calling on the smaller, medium and larger Tier 1 - as Jan mentioned in his prepared remarks - large Tier 1 companies. We can’t report on any progress there, but they’re certainly targets.

Brian Freed - Wunderlich Securities - Analyst

Great. Thank you.

Operator

Thank you. There are no further questions at this time.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

All right. Thanks very much for joining us this morning. We appreciate it. And as always, I want to personally thank all of the VASCO people around the world for their efforts, their hard work and positive attitude. Everybody have a nice day.

Operator

Thank you.

Ladies and gentlemen, that does conclude the Conference Call for today. We thank you for your participation and ask that you please disconnect your lines.